UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2013

CYTOSORBENTS CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-51038 (Commission File Number)	98-0373793 (IRS Employer Identification No.)

7 Deer Park Drive, Suite K Monmouth Junction, New Jersey (Address of principal executive offices)		08852 (Zip Code)

Registrant’s telephone number, including area code: (732) 329-8885

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective February 8, 2013, Thomas Bocchino, Chief Financial Officer of Cytosorbents Corporation (the “Company”), resigned from his position with the Company. The resignation of Mr. Bocchino was not a result of any disagreements relating to the Company’s operations, policies or practices. Mr. Bocchino has agreed to stay on part-time with the Company. Furthermore, the terms and obligations of Mr. Bocchino’s employment agreement shall remain in effect for a period of thirty (30) days from Mr. Bocchino’s resignation.

On the same day, the Board of Directors of the Company appointed Ronald Berger as the interim Chief Financial Officer until a new Chief Financial Officer is appointed.

Mr. Berger, 69, has performed many roles in accounting and finance, including serving as Vice President of Finance and Administration of Quick Chek Corporation and Controller of Singer Supermarkets, a member of ShopRite Supermarkets. He is a certified public accountant experienced in treasury, finance and taxes. Mr. Berger has been the Controller for the Company over the past nine years and has extensive experience in the public administration of the Company.

Family Relationships

There are no family relationships between Mr. Berger and any previous officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K or Item 404(a) of Regulation S-K.

Employment Agreements

The Company does not have any employment agreement with Mr. Berger.

Item 8.01 Other Events.

Change in Chief Financial Officer

On February 8, 2013, the Company issued a press release announcing Mr. Bocchino’s resignation and the appointment of Mr. Berger as the interim Chief Financial Officer, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release Dated February 8, 2013 , “CytoSorbents Appoints Ronald Berger as Interim Chief Financial Officer”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoSorbents Corporation

Date: February 11, 2013	By:	/s/ Dr. Phillip P. Chan Name: Dr. Phillip P. Chan Title: President and CEO